EXHIBIT 10.6
ABITIBIBOWATER
OUTSIDE DIRECTOR DEFERRED COMPENSATION PLAN
Effective as of April 1, 2011

TABLE OF CONTENTS

1. Purpose	1

2. Definitions	1

3. Eligibility	4

4. Administration	4

5. Deferral Election	4

6. Accounts	5

7. Vesting	7

8. Distributions	7

9. Designation of Beneficiary	8

10. No Rights as Stockholder	8

11. Transferability	8

12. Covenants of Director	8

13. Remedies of the Company	9

14. Notices and Communications	9

15. Limitation of Rights of the Director	9

16. Payments To Incompetents	9

17. Construction	10

18. Amendment or Termination	10

19. Funding	10

20. Governing Law	11

21. Currency	11

22. Headings	11

AbitibiBowater Outside Director Deferred Compensation Plan
1.	Purpose. AbitibiBowater established this AbitibiBowater Outside Director Deferred Compensation Plan (the “Plan”) effective as of April 1, 2011 (the “Effective Date”) to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company. All non-employee directors serving on the Board on the Effective Date are eligible to participate in the Plan and enjoy the benefits of the Plan as set forth below. Non-employee directors elected or appointed to the Board after the Effective Date are eligible to participate in the Plan on the date of election or appointment. For reference, AbitibiBowater previously maintained the AbitibiBowater Inc. Outside Director Deferred Compensation Plan, which plan was terminated and liquidated pursuant to approved plans of reorganization effective upon the Company’s emergence on December 9, 2010 from creditor protection proceedings and in accordance with US Department of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

2.	Definitions. The following words and phrases, when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the following meanings, or the meanings as set forth elsewhere in this Plan. Wherever applicable, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.
(a)	“Account” means a bookkeeping account established for the benefit of a Director used to record (i) amounts deferred pursuant to Section 5 and (ii) any credits on and adjustments of such amounts pursuant to Section 6. A Director’s Account may include sub-accounts consisting of a Deferred Stock Unit Account and a Restricted Stock Unit Account, or such other sub-accounts as determined by the Administrator.

(b)	“Administrator” means the Senior Vice President, Human Resources and Public Affairs, of the Company.

(c)	“Affiliate” has the meaning ascribed to it in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(d)	“Beneficiary” means the person or persons (including, without limitation, any trustee) last designated by a Director in accordance with Section 9 to receive the balance of his Account in the event of the Director’s death. If there is no effective designated Beneficiary on file or surviving Beneficiary, the Director’s estate shall be the Director’s Beneficiary.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Canadian Director” means a Director who is subject to taxation under the Income Tax Act (Canada) (the “Canadian Tax Act”).

(g)	“Cause” means (i) the Director’s commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Director’s engaging in conduct that would bring or is reasonably likely to bring the Company or any of its Affiliates or Subsidiaries into public disgrace or disrepute or that would affect the Company’s or any Affiliate’s or Subsidiary’s business in any material way, (iii) the Director’s failure to perform duties as reasonably directed by the Board (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the Director) or (iv) the Director’s gross negligence, willful malfeasance or material act of disloyalty or other breach of fiduciary duty with respect to the Company or its Affiliates or Subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the Director). Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. A reference to any provision of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulation or guidance.

(i)	“Committee” means the Human Resources and Compensation/Nominating and Governance Committee of the Board or such members of the Board as are selected by the Board from time to time to administer the Plan.

(j)	“Company” means AbitibiBowater Inc.

(k)	“Conversion Date” means, unless otherwise determined by the Committee, the last business day of the calendar quarter.

(l)	“Deferred Stock Unit” or “DSU” means a Stock Unit which, when vested, shall be settled pursuant to Section 8(a)(i).

(m)	“Deferred Stock Unit Account” or “DSU Account” means the sub-account used to record (i) deferrals of cash compensation designated as DSUs and (ii) any credits on and adjustments of such amounts pursuant to Section 6.

(n)	“Director” means any individual qualified to serve as a member of the Board who is elected or appointed and who is not an employee or a full-time officer of the Company or any Affiliate.

(o)	“Effective Date” means April 1, 2011, the date the Company established the Plan.

(p)	“Fair Market Value” means, on a given date, (i) if the Stock is listed on a national securities exchange, the simple arithmetic mean between the highest and lowest prices per share at which the Stock is traded as reported for the national securities exchange for the trading day immediately preceding that date, or if not so traded, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such national securities exchange for the trading day immediately preceding that date, rounded to the nearest number within two decimal places; (ii)

if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such quotation system for the applicable date of determination, rounded to the nearest number within two decimal places; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Stock.

(q)	“Plan” means the AbitibiBowater Outside Director Deferred Compensation Plan, as provided herein and as may be amended from time to time.

(r)	“Premium Stock Units” means the number of Stock Units that represents a number of Stock Units determined by dividing 10% of the compensation deferred on the Conversion Date by the Fair Market Value for a share of Stock on the Conversion Date. Premium Stock Units shall be credited as Premium DSUs with respect to a DSU election and Premium RSUs with respect to an RSU election.

(s)	“Restricted Stock Unit” or “RSU” means a Stock Unit which, when vested, shall be settled pursuant to Section 8(a)(ii).

(t)	“Restricted Stock Unit Account” or “RSU Account” means the sub-account used to record (i) deferrals of compensation designated as RSUs and (ii) any credits on and adjustments of such amounts pursuant to Section 6.

(u)	“Separation from Service” means a separation from service with the Company and other entities affiliated with the Company. For U.S. Directors, such Separation from Service shall be determined and interpreted in accordance with Code Section 409A. For purposes of interpreting Code Section 409A, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A.

(v)	“Stock” means the common stock of the Company, par value $.001.

(w)	“Stock Unit” means the right to receive payment in cash in an amount equal to the Fair Market Value of one share of Stock, determined as of the Valuation Date with respect to that Stock Unit. Stock Units under the Plan are designated as DSUs for Canadian Directors and RSUs for U.S. Directors. Unless otherwise provided or if the context requires otherwise, the reference to DSUs includes Premium DSUs, and the reference to RSUs includes Premium RSUs.

(x)	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(y)	“U.S. Director” means a Director who is subject to taxation under the U.S. Internal Revenue Code.

(z)	“Valuation Date” means the date on which Stock Units are to be settled in accordance with Section 8(a).

(aa)	“Vesting Date” means the date on which all or a portion of a Director’s Premium Stock Units become nonforfeitable.
3.	Eligibility. All Directors are eligible to participate in the Plan.

4.	Administration. The Committee shall administer the Plan, provided that the Committee may delegate responsibility for administration to such person or persons as it deems appropriate from time to time. The Committee shall have all the discretion and authority to take any action that it may deem necessary or desirable in connection with the administration of the Plan, including without limitation:
(a)	to establish, modify and revoke rules relating to the Plan;

(b)	to interpret and construe the terms of the Plan and any rules under the Plan;

(c)	to approve the form and content of any documentation relating to deferrals of compensation or benefits under the Plan or Plan administration; and

(d)	consistent with the express provisions of the Plan, to approve, establish and amend the terms governing a benefit under the Plan.
All determinations, interpretations and decisions made by the Committee under or with respect to the Plan shall be final, conclusive and binding on the Company, and Directors and any Beneficiary. No member of the Committee shall be liable for any action taken in good faith with respect to the Plan. Notwithstanding the foregoing, the Administrator shall have the authority to approve the form and content of any election or beneficiary forms for the efficient administration of the Plan.

5.	Deferral Election. A Director may elect to defer 50% or 100% of his cash compensation including, without limitation, his annual retainer and/or other fees for service as a Director (for example, for serving as chair), if he completes and timely delivers to the Administrator (or his designee) a written election. To be considered timely, a Director must deliver the written election as follows and as determined by the Administrator:
(a)	Election.
(i)	A Canadian Director’s written election must designate the portion of his cash compensation to be deferred under the Plan and credited in DSUs. A deferral by a Canadian director cannot be credited in RSUs.

(ii)	A U.S. Director’s written election must designate the portion of his cash compensation to be deferred under the Plan and credited in RSUs. A deferral by a U.S. director cannot be credited in DSUs.
(b)	Time for Filing Election. To be considered timely, a Director must deliver the written deferral election as follows.
(i)	For Directors in office on the Effective Date, the deferral election must be completed and filed with the Administrator before May 1, 2011 and will only be effective to defer cash compensation earned on and after May 1, 2011 under the Plan.

(ii)	With respect to any calendar year beginning after the Effective Date, the deferral election must be made before the commencement of that calendar year. Notwithstanding the foregoing, an individual who first becomes elected or appointed as a Director must complete and file an election with the Administrator within 30 days after such individual is first elected or appointed.
An election made in accordance with the foregoing shall be effective for the calendar year for which it was made but shall only be effective with regard to compensation earned on and after January 1 of the year to which the election relates (May 1 in the case of the 2011 calendar year) or after the expiration of the 30-day election period for newly-elected or appointed Directors, as the case may be. Once an election is made, it is irrevocable for the calendar year (or portion thereof for newly-elected or appointed Directors) for which the election relates and will continue in effect for subsequent calendar years until revoked or changed by the Director. An election may be revoked or changed only with respect to a calendar year subsequent to the date of the revocation or change. If no election to defer is made or a prior election is revoked, the Director shall be deemed to have elected to be paid compensation for his duties as a Director entirely in cash. A Director’s written election shall constitute the Director’s acceptance of the benefits and terms of the Plan.

6.	Accounts.
(a)	Establishment of Accounts. As of May 1, 2011 or, if later, the date a Director elects to defer compensation to the Plan, the Administrator or its delegate shall establish an Account for each Director to reflect the deferrals of amounts made for the Director’s benefit, together with any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan, and shall not constitute or be treated as a trust fund of any kind. The Director shall, at all times, have a nonforfeitable right to all amounts credited to his Account.

(b)	Crediting of Accounts. An amount will be credited to a Director’s DSU Account or RSU Account, as the case may be, pursuant to the Director’s deferral election on each Conversion Date. The amount credited as DSUs or RSUs, as applicable, shall be a number of Stock Units (including fractional Stock Units) determined by dividing (i) 110% of the amount of compensation elected for deferral by (ii) the Fair Market Value of the Stock as of the Conversion Date.

(c)	Earnings and Adjustments.
(i)	Dividend Equivalents. With respect to dividend record dates occurring during the period in which Stock Units are credited to a Director’s Account, the Director’s Account will be credited with additional Stock Units (including a fractional Stock Unit), the number of which will be determined by dividing: (A) the product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis by the number of Stock Units credited to a Director’s Account on the record date for payment of any such dividend, by (B) the Fair Market Value of one share of Stock on the dividend payment date for such dividend. The additional Stock Units shall be payable at the same time and in the same proportion as the Stock Units to which the dividend equivalents relate. Dividend equivalents that relate to Premium Stock Units shall vest at the same time and in the same proportion as the Premium Stock Units to which they relate. No additional Stock Units shall be accrued for the benefit of a Director pursuant to this paragraph with respect to (A) any Stock Units settled pursuant to Section 8 or (B) any Premium Stock Units forfeited pursuant to Section 7(c), as of the dividend record date.

(ii)	Adjustments. In the event of (A) a corporate transaction involving the Company (including, without limitation, any dividend (other than regular cash dividends or other distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, issuance of warrants or other rights to acquire Stock or other securities of the Company), (B) other similar corporate transaction or event that affects the shares of Stock, or (C) unusual or nonrecurring events affecting the Company, any Affiliate or Subsidiary, or the financial statements of the Company, any Affiliate or Subsidiary, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then the Committee shall make an adjustment to the amount payable with respect to the Stock Units that the Committee determines to be equitable to prevent undue dilution or enlargement of the intended benefits or potential benefits of the Stock Units credited to a Director’s Account consistent with the purposes of the Plan. The Company shall give each Participant notice of any adjustment. Any such adjustment shall be conclusive and binding for all purposes.

7.	Vesting.
(a)	A Director shall, at all times, have a nonforfeitable right to non-Premium Stock Units, which are (i) the number of Stock Units determined by dividing 100% of the amount of cash compensation elected for deferral by the Fair Market Value of a share of Stock on the Conversion Date) and (ii) any additional Stock Units credited as dividend equivalents that relate to such non-Premium Stock Units.

(b)	Subject to continued service as a Director, one third of the Premium Stock Units shall vest on March 31 of each of the first three calendar years following the calendar year in which the Premium Stock Units were credited on behalf of the Directors.

(c)	In the event of a Separation from Service for any reason other than Cause (including termination of service as a Director without Cause or due to disability, or retirement) or death, the Director shall become vested in all non-vested Premium Stock Units. In the event of a Separation from Service due to Cause, the Director shall forfeit any vested, but not settled, and non-vested Premium Stock Units.
8.	Distributions.
(a)	Time of Payment. All amounts credited to a Director’s Account shall be settled in a single lump sum cash payment on the following dates.
(i)	DSU Account. All non-Premium DSUs and vested Premium DSUs credited to a Canadian Director’s DSU Account shall be settled upon the earlier of (as applicable):
(A)	for a Canadian Director who is not subject to Code Section 409A, December 15 of the calendar year following the calendar year of the Canadian Director’s Separation from Service, unless the Canadian Director provides advance written notice of at least five business days to the Administrator specifying an earlier settlement date (but no earlier than the Separation from Service),

(B)	for a Canadian Director who is subject to Code Section 409A, as soon as administratively feasible following the Canadian Director’s Separation from Service, or

(C)	the Director’s death.
For Canadian Directors subject to Code Section 409A, payment shall be made no later than the last day of the calendar year in which the payment event occurs, or if later, the 15th day of the third month following such event. The latest payment date set forth in the preceding sentence has been specified for purposes of complying with the provisions of Section 409A of the Code.

(ii)	RSU Account. One third of the non-Premium RSUs and all vested Premium RSUs credited to a U.S. Director’s RSU Account shall be settled as soon as administratively feasible after the applicable Vesting Date described in Section 7(b); provided, however, all non-Premium RSUs and vested Premium RSUs shall be settled as soon as administratively feasible after any Vesting Date described in Section 7(c).
For U.S. Directors, payment shall be made no later than the last day of the calendar year in which the payment event occurs, or if later, the 15th day of the third month following such event. The latest payment date set forth in the preceding sentence has been specified for purposes of complying with the provisions of Section 409A of the Code.

(b)	Amount of Payment. A Director shall be entitled to receive an amount equal to the Fair Market Value of a share of Stock multiplied by the number of non-Premium Stock Units and vested Premium Stock Units to be settled. Any amount paid to a Director shall be less any required taxes.
9.	Designation of Beneficiary.
(a)	Each Director other than a Director residing in the Province of Québec shall designate on forms provided by the Administrator, signed by the Director and delivered to the Administrator, the Beneficiary or Beneficiaries to receive the balance credited to the Director’s Account in the event of his death. A Director may, from time to time, change the designated Beneficiary or Beneficiaries, without the consent of such Beneficiary or Beneficiaries, by delivering to the Administrator a new written and signed designation of Beneficiary. The Director’s spouse, if any, shall not be required to consent in writing to any non-spouse designation. The Director may designate primary or contingent Beneficiaries. The written designation last delivered and signed by the Director shall be effective and supersede all prior designations on file with the Administrator.

(b)	Each Director residing in the Province of Québec may only designate a beneficiary by will. Upon the death of a Director residing in the Province of Québec, the Director’s Account shall be distributed to the liquidator, administrator or executor of his estate.
10.	No Rights as Stockholder. A Director shall not be a shareholder of record with respect to Stock Units and shall have no voting rights with respect to the Stock Units.

11.	Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be transferable by the Director other than by will or the laws of descent and distribution.

12.	Covenants of Director. As a condition of participation in this Plan, each participating Director agrees to devote his best efforts and undivided loyalty to the Company and devote such time to his tasks as a Director as shall be required to discharge his obligations to the best of his abilities.
13.	Remedies of the Company. Upon the occurrence of any one or more of the following circumstances:
(a)	if the Director is at any time removed from incumbency as a Director for reasons deriving from his gross negligence or misconduct detrimental to the business interests of the Company, or for criminal conduct of any type (regardless of the effect thereof on the business interest of the Company); or

(b)	if the Director at any time materially fails to comply with the requirements of Section 12;
then, and in any such event, the Company’s obligation to pay or provide benefits hereunder to such Director shall automatically cease and terminate, and neither the Director nor any other person claiming any benefit pursuant to the Director’s participation in this Plan shall have any rights, claims or causes of action hereunder against the Board, the Company or any person acting on their behalf. The Company’s sole remedy for breach by the Director of the provisions of Section 12 shall be to cease paying or providing benefits pursuant to the provisions of Section 7 or receive from the Director repayment of any amounts paid. Such remedy shall not preclude the Company from recovering from a Director damages inflicted on the Company or its Affiliates by conduct of a Director which renders the Director liable to the Company independently of the fact that such conduct constitutes a breach of the Director’s covenants in Section 12.

14.	Notices and Communications. All notices, statements, reports and other communications from the Administrator to any Director, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such Director, Beneficiary or other person at his last known address on the Company’s records. All elections, designations, requests, notices, instructions and other communications from a Director, Beneficiary or other person to the Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Administrator, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Administrator. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Administrator at such location.

15.	Limitation of Rights of the Director. Inclusion under the Plan shall not give a Director any right or claim to a benefit, except as specifically defined in this Plan. The establishment of the Plan shall not be construed as giving any Director a right to be continued in service as a Director of the Company.

16.	Payments To Incompetents. In the event that any payment hereunder becomes payable to a person adjudicated to be incompetent, payment thereof to the guardian or legal representative of such person shall constitute full and complete compliance herewith and entitle the Company to discharge with respect thereto.

17.	Construction.
(a)	The decision of the Committee on all matters concerning the interpretation and administration of this Plan shall be final. Each Director agrees, as a condition to participation herein, to be bound by all actions and interpretations regarding this Plan by the Committee. Neither the Board, the Committee, any individual Director nor any persons acting on their behalf shall be subject to any liability to any Director or other person in the construction and administration of this Plan.

(b)	Notwithstanding any other provision of this Plan, it is intended that all Stock Units granted under this Plan which are considered to be deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time, including without limitation payment only in connection with a permissible payment event contained in Code Section 409A (e.g., separation from service from the Company and its affiliates as defined for purposes of Code Section 409A), and in such form, as complies with the applicable requirements of Code Section 409A, to avoid the unfavorable tax consequences provided therein for non-compliance. In addition, it is intended that all Stock Units granted to Canadian Directors under this Plan shall be provided and paid in a manner, and at such time, and in such form, as complies with the applicable requirements of paragraph 6801(d) of the regulations to the Canadian Tax Act, to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding the foregoing, none of the Company or its affiliates or the Committee shall be liable to any person if such person is subject to any additional tax, penalty or interest as a result of failure to comply with Code Section 409A or paragraph 6801(d) of the regulations to the Canadian Tax Act.
18.	Amendment or Termination. The Company reserves the right at any time, and from time to time, by action of a majority of the Board at a meeting at which all members thereof are present and voting or the required notice of which contained an accurate summary of the action proposed for vote, to amend, in whole or in part, any or all of the provisions of this Plan. The Company reserves the right to terminate the Plan at any time. Notwithstanding the foregoing, no such amendment or termination shall adversely affect benefits under this Plan already being paid or having become unconditionally payable pursuant to the terms hereof. Upon termination of the Plan, the Company reserves the discretion to accelerate distribution of Directors’ Accounts in accordance with regulations promulgated by the Department of the Treasury under Code Section 409A.

19.	Funding. The Company’s obligations under this Plan shall be unfunded and the Company shall not be obligated under any circumstances to fund its obligations under this Plan. Notwithstanding the foregoing, the Company may, but shall have no obligation to, authorize the creation of one or more trusts and deposit therein cash or property, or make other arrangements to meet the payment obligations under the Plan; provided that such trusts or other arrangements, if established, shall be consistent with the unfunded status of the Plan. The rights of a Director to the payment of benefits under the Plan shall be no greater than the rights of an unsecured creditor of the Company, and nothing in the Plan shall be construed to give any Director or any other person rights to any specific assets of the Company, any of its subsidiaries or affiliates, or any other person.

20.	Governing Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware and, subject to Section 17 above, shall be binding upon the Company and its successors, including any successor which acquires all or substantially all of the assets of the Company.

21.	Currency. Payments made under the Plan shall be determined in the same currency in which a Director receives his cash compensation.

22.	Headings. Headings and subheadings in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
* * *
     IN WITNESS WHEREOF, the following authorized officer of the Company has executed the Plan to evidence its adoption by the Company as of the date set forth below.

ABITIBIBOWATER INC.
By:	/s/ Richard Garneau
Richard Garneau
Its:	President and Chief Executive Officer
Dated:	March 30, 2011